                                PUBLIC HEALTH SERVICE

                         PATENT LICENSE AGREEMENT--EXCLUSIVE

                                      COVER PAGE

For PHS internal use only:

     Patent License Number:   L-323-98/0

Serial Number(s) of Patent Application(s) that are "Licensed Patent Rights" - licensed on an exclusive basis:

     USPA 08/776,271, entitled, "Mesothelium Antigen and Methods and Kits for Targeting It", inventors: Dr. Ira H. Pastan (NCI) and Dr. Kai Chang (NCI) [= E-002-96/1]; and

     USPA 60/067,175, entitled "Antibodies, Including Fv Molecules, and Immunoconjugates having High Binding Affinity for Mesothelin and Methods for Their Use", inventors Dr. Ira H. Pastan (NCI) and Dr. Partha Chowdhury
     (NCI)[=E-021-98/0]

Serial Number(s) of Patent(s) and Patent Application(s) that are "Background Patent Rights" and licensed on a non-exclusive basis:

     USPN 4,892,827 (=USSN 06/911,227), entitled, "Recombinant PSEUDOMONAS
     Exotoxin: Construction of an Active Immunotoxin with Low Side Effects", inventors: Drs. Ira H. Pastan (NCI), Sankar Adhya (NCI), and David FitzGerald (NCI), - excluding any foreign equivalents corresponding to 4,892,827 (= USSN 06/911,227 ) [=E-385-96/0].

     USPN 5,747,654 (= USPA 08/077,252) enabled, "Recombinant Disulfide-Stabilized Polypeptide Fragments Having Binding Specificity", inventors:
     Drs. Ira H. Pastan (NCI), Byungkook Lee (NCI), Sun-Hee Jung (NCI), Ulrich Brinkmann (NC1) [=E-163-93/0].

     USPA 09/002,753 (=Division of USPA 08/077,252), entitled: "Recombinant Disulfide-Stabilized Polypeptide Fragrnents Having Binding Specificity", inventors: Drs. Ira H. Pastan (NCl), Byungkook Lee (NCI), Sun-Hee Jung
     (NC1), Ulrich Brinkman (NCI) [=E-163-93/4].

     Licensee:      NeoPharm, Inc.
                    100 Corporate North - Suite 214
                    Bannockburn, Illinois 60015
                    Phone No.: (847)-295-8678
                    Fax No.: (847) 295-8854

Cooperative Research and Development Agreement (CRADA) (if applicable):

                                         N/A

Public Benefit(s):  NeoPharm agrees, after their First Commercial Sale, to make reasonable quantities of Licensed Products or materials produced through the use of Licensed Processes available on a compassionate use basis to patients, either through the patient's physician(s) and/or the medical center treating the patient.

                    NeoPharm also agrees, after their First Commercial Sale and as part of their marketing and product promotion, to develop written educational materials (e.g., brochures, advertisements, etc.) directed to patients and physicians detailing the Licensed Products and/or medical aspects and the therapeutic treatment(s) of ovarian carcinomas and mesotheliomas.

_______________________________________________________

This Patent License Agreement, hereinafter referred to as the "Agreement", consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (List of Patent(s) and/or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D (Modifications), Appendix E (Benchmarks), Appendix F (Commercial Development Plan) end appendix G (PHS Incurred Patent Prosecution Costs). The Parties to this Agreement are:

     1) The National Institutes of Health ("NIH"), the Centers for Disease Control and Prevention ("CDC"), or the Food and Drug Administration ("FDA"), hereinafter singly or collectively referred to as "PHS", agencies of the United States Public Heals Service within the Department of Health and Human Services ("DHHS"); and

     2) The person, corporation, or institution identified above and/or on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as "Licensee".


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


                       PHS PATENT LICENSE AGREEMENT--EXCLUSIVE

PHS and Licensee agree as follows:


1.   BACKGROUND

     1.01 In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

     1.02 By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns intellectual property rights claimed in any United States and/or foreign patent applications or patents corresponding to the assigned inventions.
            DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

     1.03 The Secretary of DHHS has delegated to PHS the authority to enter into this Agreement for the licensing of rights to these inventions.

     1.04 PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

     l.05 Licensee desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, and/or marketable products for public use and benefit.

2.   DEFINITIONS

     2.01 "Benchmarks" mean the performance milestones that are set forth in Appendix E.

     2.02 "Commercial Development Plan" means the written commercialization plan attached as Appendix F.

     2.03 "First Commercial Sale" means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

     2.04   "Government" means the Government of the United States of America.

     2.05 "Licensed Fields of Use" means the fields of use identified in Appendix B.


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


     2.06   "Licensed Patent Rights" shall mean:

            a) Patent applications (including provisional patent
               applications and PCT patent applications) and/or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents, excluding those patent applications and patents listed as Background Patent Rights;

            b) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: 1) continuations-in-part of a) above, ii) all divisions and continuations of these continuations-in-part;
               iii) all patents issuing from such continuations-in-part, divisions, and continuations; iv) priority patent application(s) of a) above; and v) any reissues, reexaminations, and extensions of all such patents;

            c) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: all counterpart foreign and U.S. patent applications and patents to a) and b) above, including those listed in Appendix A as Licensed Patent Rights.

            Licensed Patent Rights shall NOT include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

     2.07   "Background Patent Rights" shall specifically mean USPN 4,892,827;
            USPN 5,747,654; and USPA 09/002,753 licensed to the Licensee on a non-exclusive basis as granted in Article 3 Paragraph 3.02 below and listed in Appendix A as Background Patent Rights and

            a) Patent applications (including provisional patent
               applications and PCT patent applications) and/or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents, excluding those patent applications and patents listed as Licensed Patent Rights;

            b) to the extent that the following contain one or more claims directed to the inventions or inventions disclosed in a) above: 1) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part;
               iii) all patents issuing from such continuations-in-part, divisions, and continuations; (iv) priority patent application(s) of a) above; and v) any reissues, reexaminations, and extensions of all such patents;


                                     4


            c) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: all counterpart foreign and U.S. patent applications and patents to a) and b) above, including those listed in Appendix A as Background Patent Rights.

            Background Patent Rights shall NOT include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

     2.08 "Licensed Process(es)" means processes which, in the course of being practiced would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

     2.09 "Licensed Product(s)" means tangible materials which, in the course of manufacture, use, offer to sell, sale, or importation would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights, that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

     2.10 "Licensed Territory" means the geographical area identified in Appendix B.

     2.11   "Net Sales" means the total gross receipts for sales of Licensed
            Products or practice of Licensed Processes by or on behalf of Licensee or its sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Licensee, or sublicensees, and on its payroll, or for the cost of collections.

     2.12 "Practical Application" means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

     2.13 "Research License" means a nontransferable, nonexclusive license to make and to use the Licensed Products or Licensed Processes as defined by the Licensed Patent Rights and/or Background Patent
            Rights for purposes of research and not for purposes of commercial manufacture or distribution or in lieu of purchase.


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


     2.14 "Affiliate" means a corporation or other business entity which, directly or indirectly, is controlled by, controls, or is under common control with Licensee. For this purpose, the term "control" shall mean ownership of more than forty-eight percent (48%) of the voting stock or other ownership interest of the corporation or other business entity, or the power to elect or appoint more than forty-eight percent (48%) of the members of the governing body of the corporation or other business entity.

3.   GRANT OF RIGHTS

     3.01 PHS hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

     3.02 PHS hereby grants and Licensee, accepts, subject to the terms and conditions of this Agreement, a non-exclusive license under the Background Patent Rights in the Licensed Territory to make and have made, to use and have used, and to sell and have sold any Licensed
            Products in the Licensed Fields of Use and to practice and have practiced any Licensed Process in the Licensed Fields of Use.


     3.03 This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of PHS other than Licensed Patent Rights or Background Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights or Background Patent Rights.


4.   SUBLICENSING

     4.01 Upon written approval by PHS, which approval will not be unreasonably withheld, Licensee may enter into sublicensing agreements under Licensed Patent Rights and under the Background
            Patent Rights to the extent necessary to practice the Licensed
            Patent Rights. Licensee has no right to sublicense Background
            Patent Rights except as necessary to effectively sublicense
            Licensed Patent Rights.

     4.02 Licensee agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 5.01-5.06, 8.01, 10.01, 10.02, 12.05, and 13.07-13 .09 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement.
            Licensee further agrees to attach copies of these Paragraphs to all sublicensee agreements.


                                       6


     4.03 Any sublicenses granted by Licensee shall provide for the termination of the sublicensee, or the conversion to a license directly between such sublicensees and PHS, at the option of the sublicensee, upon termination of this Agreement under Article 13.
            Such conversion is subject to PHS approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

     4.04 Licensee agrees to forward to PHS a copy of each fully executed sublicensee agreement postmarked within thirty (30) days of the execution of such agreement. To the extent permitted by law, PHS agrees to maintain each such sublicensee agreement in confidence.

5.   STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

     5.01   (a)     PHS reserves on behalf of the Government an irrevocable,
                    nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed
                    Patent Rights and/or Background Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the
                    Government is a signatory. Prior to the First Commercial
                    Sale, Licensee agrees to provide PHS with quantities of
                    Licensed Products or materials made by the Licensed
                    Processes for PHS research use and/or for PHS use in
                    conducting pre-clinical, Phase I, Phase II, Phase III
                    Clinical Trials.

            (b)     In the event that Licensed Patent Rights are Subject
                    Inventions made under a Cooperative Research and Development
                    Agreement (CRADA), Licensee grants to the Government, pursuant to 15 U.S.C. 3710a(b)(1)(A), a nonexclusive, nontransferable, irrevocable, paid-up license to practice
                    Licensed Patent Rights or have Licensed Patent Rights practiced throughout the world by or on behalf of the Government. In the exercise of such license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. 552(b)(4) or which would be considered as such if it had been obtained from a non-
                    Federal party. Prior to the First Commercial Sale, Licensee agrees to provide PHS reasonable quantities of Licensed
                    Products or materials made through the Licensed Processes for PHS research use and/or for PHS use in conducting pre-clinical, Phase I, Phase II, Phase m Clinical Trials.

     5.02 Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed
            Processes shall be manufactured in the United States, unless a written waiver is obtained in advance from PHS.


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


     5.03 Licensee agrees, after First Commercial Sale, to make reasonable quantities of Licensed Products or materials produced through the use of Licensed Processes available on a compassionate use basis to patients, either through the patient's physician(s) and/or the medical center treating the patient.

     5.04 Licensee agrees, after First Commercial Sale and as part of their marketing and product promotion, to develop written educational materials (e.g., brochures, advertisements, etc.) directed to patients and physicians detailing the Licensed Products and/or medical aspects and the therapeutic treatment(s) of ovarian carcinomas and mesotheliomas.

     5.05   Licensee acknowledge that PHS may enter into future Cooperative
            Research and Development Agreements (CRADAs) under the Federal
            Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. Licensee agrees not to unreasonably deny requests for a Research License from such future collaborators with PHS when acquiring such rights is necessary in order to make a Cooperative Research and Development Agreement (CRADA) project feasible. Licensee may request an opportunity to join as a party to the proposed Cooperative Research and Development Agreement
            (CRADA).

     5.06   (a)     In addition to the reserved license of Paragraph 5.01 above,
                    PHS reserves the right to grant nonexclusive Research
                    License directly or to require Licensee to grant
                    nonexclusive Research License on reasonable terms. The
                    purpose of this Research License is to encourage basic
                    research, whether conducted at an academic or corporate
                    facility. In order to safeguard the Licensed Patent Rights, however,  PHS shall consult with Licensee before granting to commercial entities a Research License or providing to them research samples of materials made through the Licensed
                    Processes.

            b) In exceptional circumstances, and in the event that Licensed
               Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (CRADA), the
               Government, pursuant to 15 U.S.C. 3710a(b)(1)(B), retains the right to require the Licensee to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicensee to use Licensed Patent Rights in Licensee's field of use on terms that are reasonable under the circumstances; or if Licensee fails to grant such a license, the Government retains the right to grant the license itself. The exercise of such rights by the Government shall only be in exceptional circumstances and only if the Government determines (1) the action is necessary to meet health or safety needs that are not reasonably satisfied by Licensee, (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by the Licensee;
               or (iii) the Licensee has failed to comply with an agreement containing provisions described in 15 U.S.C. 3710a(c)(4)(B).
               The determination made by the Government under this


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


               Article is subject to administrative appeal and judicial review under 35 U.S.C. 203(2).

6.   ROYALTIES AND REIMBURSEMENT

     6.01 Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C within thirty (30) days from the date that this Agreement becomes effective.

     6.02 Licensee agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C. The minimum annual royalty is due and payable on January 1 of each calendar year and may be credited against any earned royalties due for sales made in that year. The minimum annual royalty due for the first calendar year of this Agreement may be prorated according to the fraction of the calendar year remaining between the effective date of this Agreement and the next subsequent January 1.

     6.03 Licensee agrees to pay PHS earned royalties as set forth in Appendix C.

     6.04 Licensee agrees to pay PHS benchmark royalties as set forth in Appendix C.

     6.05 Licensee agrees to pay PHS sublicensing royalties as set forth in Appendix C.

     6.06 A patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights and/or Background
            Patent Rights for the purpose of computing earned royally payments in any given country on the earliest of the dates that a) the application has been abandoned and not continued, b) the patent expires or irrevocably lapses, or c) the claim has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

     6.07   No multiple royalties shall be payable because any Licensed
            Products or Licensed Processes are covered by more than one of the Licensed Patent Rights and Background Patent Rights.

     6.08   (a)     Transfer of Licensed Products by Licensee to sublicensees or an Affiliated party made in other than an arm's-length for no furler resale shall be attributed a value which would
                    have been recovered in an arm's length transaction of like quantity and quality of products sold on or about the time of the transfer of Licensed Products for the purpose of
                    calculating Net Sales.

     6.08   (b)     Transfer of Licensed Products by Licensee to sublicensees or
                    Affiliated party for furler resale shalt have attributed
                    either a value which would have been received in an arm's-
                    length transaction based on sales or like


                                      9


                    quantity and quality of products transferred on or about the time of each transfer of Licensed Products or the actual value received in a later arm's length transaction, whichever is greater, for purposes of calculating Net Sales.

     6.09 With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights and Background Patent
            Rights incurred by PHS prior to the effective date of this Agreement, Licensee shall pay to PHS, as an additional royalty, within sixty (60) days of PHS's submission of a statement and request for payment to Licensee, an amount equivalent to such patent expenses previously incurred by PHS and detailed in Appendix
            G.

     6.10 With regard to expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights and Background Patent
            Rights incurred by PHS on or after the effective date of this Agreement, PHS, at its sole option, may require Licensee:

            (a) to pay PHS on an annual basis, within sixty (60) days of PHS's submission of a statement and request for payment, a royalty amount equivalent to all such patent expenses incurred during the previous calendar year(s); or

            (b) to pay such expenses directly to the law firm employed by PHS to handle such functions. However, in such event, PHS and not Licensee shall be the client of such law firm.

            In limited circumstances, Licensee may be given the right to assume responsibility for the preparation, filing, prosecution, or maintenance of any patent application or patent included with the Licensed Patent Rights. In that event, Licensee shall directly pay the attorneys or agents engaged to prepare, file, prosecute, or maintain such patent applications or patents and shall provide to PHS copies of each invoice associated with such services as well as documentation that such invoices have been paid.

     6.11 Licensee may elect to surrender its rights in any country of the Licensed Territory under any Licensed Patent Rights and Background
            Patent Rights upon ninety (90) days written notice to PHS and owe no payment obligation under Article 6.10 for patent-related expenses incurred in that country after ninety (90) days of the effective date of such written notice.

7.   PATENT FILING, PROSECUTION, AND MAINTENANCE

     7.01 Except as otherwise provided in this Article 7, PHS agrees to take responsibility for, but to consult with, the Licensee in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed


                                      10

            Patent Rights and shall furnish copies of relevant patent-related documents to Licensee.

     7.02 Upon PHS's written request, Licensee shall assume the responsibility for the preparation, filing, prosecution, end maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall on an ongoing basis promptly furnish copies of all patent-related documents to PHS. In such event, Licensee shall, subject to the prior Approval of PHS, select registered patent attorneys or patent agents to provide such services on behalf of Licensee and PHS. PHS shall provide appropriate powers of attorney and other documents necessary to undertake such actions to the patent attorneys or patent agents providing such services. Licensee and its attorneys or agents shall consort with PHS in all aspects of the preparation, filing, prosecution and maintenance of patent applications and patents included within the Licensed Patent Rights and shall provide PHS sufficient opportunity to comment on any document that Licensee intends to file or to cause to be filed with the relevant intellectual property or patent office.

     7.03 At any time, PHS may provide Licensee with written notice that PHS wishes to assume control of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights. If PHS elects to assume such responsibilities, Licensee agrees to cooperate fully with PHS, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and to provide PHS with complete copies of any and all documents or other materials that PHS deems necessary to undertake such responsibilities. Licensee shall be responsible for all costs associated with transferring patent prosecution responsibilities to an attorney or agent of PHS's choice.

     7 04 Each park shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, prosecution, and maintenance of Licensed Patent Rights, which comments and suggestions shall be considered by the other party.

8.   RECORDKEEPING

     8.01   Licensee agrees to keep accurate and correct records of Licensed
            Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only


                                      11


            disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an under reporting or underpayment in excess of five percent (5%/0) for any twelve (12) month period, then Licensee shall reimburse
            PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any late charges as required by Paragraph 9.08 of this Agreement. All payments required under this Paragraph shall be due within thirty (30) days of the date
            PHS provides Licensee notice of the payment due.

     8.02 Licensee agrees to have an audit of sales end royalties conducted by an independent auditor at least every two (2) years if annual sales of the Licensed Product or Licensed Processes are over two
            (2) million dollars. The audit shall address, at a minimum, the amount of gross sales by or on behalf of Licensee during the audit period, terms of the license as to percentage or fixed royalty to be remitted to the Government, the amount of royalty funds owed to the Government under this Agreement, and whether the royalty amount owed has been paid to the Government and is reflected in the records of the Licensee. The audit shall also indicate the PHS license number, product, and the time period being audited. A report certified by the auditor shall be submitted promptly by the auditor directly to PHS on completion. Licensee shall pay for the entire cost of the audit.

9.   REPORTS ON PROGRESS BENCHMARKS, SALES AND PAYMENTS

     9.01 Prior to signing this Agreement, Licensee has provided to PHS the Commercial Development Plan at Appendix F, under which Licensee intends to bring the subject matter of the Licensed Patent Rights and/or Background Patent Rights to the point of Practical
            Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Appendix E.

     9.02 Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year.
            These progress reports shall include, but not be limited to:
            progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as plans far the present calendar year. PHS also encourages these reports to include information on any of Licensee's public service activities that relate to the Licensed Patent Rights and Background
            Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences. In any such annual report, Licensee may propose amendments to the Commercial
            Development Plan, acceptance of which by PHS may not be denied unreasonably. Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee's performance under this Agreement. Licensee may


                                      12


            amend the Benchmark at any time upon written consent by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development
            Plan and toward bringing the Licensed Products to the point of Practical Application as defined in 37 CFR 404.3(d). Licensee shall amend the Commercial Development Plan and Benchmarks at the request of PHS to address any Licensed fields of Use not specifically addressed in the plan originally submitted.

     9.03 Licensee shall report to PHS the dates for achieving Benchmarks specified in Appendix E and the First Commercial Sale in each country in the Incensed Territory within thirty (30) days of such occurrences.

     9.04 Licensee shall submit to PHS within sixty (60) days after each calendar half-year ending June 30 and December 31 a royalty report setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each such royalty report, Licensee shall submit payment of the earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be recorded as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.10 to determine Net Sales made under Article
            6 to determine royalties due.

     9.05 Licensee agrees to forward semi-annually to PHS a copy of such reports received by Licensee from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to PHS by Licensee for activities under the sublicensee.

     9.06 Royalties due under Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in THE WALL
            STREET JOURNAL on the day that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable, as appropriate, to "NIH/Patent Licensing." All such payments shall be sent to the following address: NIH, P.O. Box
            360120, Pittsburgh, PA 15251-6120. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee. The royalty report required by Paragraph 9.04 of this Agreement shall accompany each such payment, and a copy of such report shall also be mailed to PHS at its address for notices indicated on the Signature Page of this Agreement.


                                      13


     9.07 Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay any such tax and be responsible for all filings with appropriate agencies of foreign governments.

     9.08 Interest and penalties may be assessed by PHS on any overdue payments in accordance with the Federal Debt Collection Act. The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

     9.09   All plans and reports required by this Article 9 and marked
            "confidential" by Licensee shall, to the extent permitted by law, be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of such records by the PHS under the Freedom of Information Act (FOIA), 5 U.S.C. Section 552 shall be subject to the predisclosure notification requirements of 45 CFR Section
            5.65(d).

10.  PERFORMANCE

     10.01 Licensee shall use its reasonable best efforts to bring the Licensed Products and Licensed Processes to Practical Application.
            "Reasonable best efforts" for the purposes of this provision shall include adherence to the Commercial Development Plan at Appendix F and performance of the Benchmarks at Appendix E. The efforts of a sublicensee shall be considered the efforts of Licensee.

     10.02 Upon the First Commercial Sale, until the expiration of this Agreement, Licensee shall use its reasonable best efforts to make
            Licensed Products and Licensed Processes reasonably accessible to the United States public.

11.  INFRINGEMENT AND PATENT ENFORCEMENT

     11.01 PHS and Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights and for Background Patent Rights, as well as any facts which may affect the validity, scope, or enforceability of the Licensed
            Patent Rights and/or Background Patent Rights of which either Party becomes aware.

     11.02 Pursuant to this Agreement and the provisions of Chapter 29 of title 35, United States Code, Licensee may: a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Licensed Patent
            Rights; b) in any such suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for infringement of the Licensed Patent Rights provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions. If Licensee desires to


                                      14


            initiate a suit for patent infringement, Licensee shall notify
            PHS in writing. If PHS does not notify Licensee of its intent to pursue legal action within ninety (90) days, Licensee will be free to initiate suit. PHS shall have a continuing right to intervene in such suit. Licensee shall take no action to compel the Government either to initiate or to join in any such suit for patent infringement. Licensee may request the Government to initiate or join in any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action, including any and all costs incurred by the Government in opposing any such motion or other action. In all cases, Licensee agrees to keep PHS reasonably appraised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

     11.03 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights shall be brought against Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee under Paragraph 11.02, pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code or other statutes, Licensee may: a) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patent Rights; b) in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement;
            and c) settle any claim or suit for declaratory judgment involving the Licensed Patent Rights- provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions and shall have a continuing right to intervene in such suit. If PHS does not notify Licensee of its intent to respond to the legal action within a reasonable time, Licensee will be free to do so. Licensee shall take no action to compel the Government either to initiate or to join in any such declaratory judgment action. Licensee may request the Government to initiate or to join any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit by motion or ally other action of Licensee, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action. If Licensee elects not to defend against such declaratory judgment action, PHS, at its option, may do so at its own expense. In all cases, Licensee agrees to keep PHS reasonably appraised of the status and progress of any litigation. Before Licensee commences an infringement action, licensee shall notify PHS and give careful consideration to the views of PEIS and to any potential effects of the litigation on the public health in deciding whether to bring surf.


                                      15


     11.04 In any action under Paragraphs 11.02 or 11.03, the expenses including costs, fees, attorney fees, and disbursements, shall be paid by Licensee. The value of any recovery made by Licensee through court judgment or settlement shall be treated as Net Sales and subject to earned royalties.

     11.05 PHS shall cooperate fully with Licensee in connection with any action under Paragraphs 11.02 or 11.03. PHS agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by licensee.

12.  NEGATION OF WARRANTIES AND LNDEMNIFICATION

     12.01  PHS offers no warranties other than those specified in Article 1.

     12.02 PHS does not wan ant the validity of the Licensed Patent Rights and Background Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights and Background Patent Rights, or that the Licensed Patent Rights and
            Background Patent Rights may be exploited without infringing other patents or other intellectual proper rights of third parties.

     12.03  PHS MAKES NO WARRANTS, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR
            FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY
            THE CLAIMS OF THE LICENSED PATENT RIGHTS AND BACKGROUND PATENT
            RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

     12.04 PHS does not represent that it will commence legal actions against third parties infringing the Licensed Patent Rights and/or
            Background Patent Rights.

     12.05 Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of: a) the use by or on behalf of Licensee, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights and Background Patent Rights b) the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights and/or Background Patent Rights. Licensee agrees to maintain a liability insurance program consistent with sound business practice.


                                      16


13.  TERM, TERMINATION, AND MODIFICATION OF RIGHTS

     13.01 This Agreement is effective when signed by all parties and shall extend to the expiration of the last to expire of the Licensed
            Patent Rights and Background Patent Rights unless sooner terminated as provided in this Article 13.

     13.02 In the event that Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Article 13.05 and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, PHS may terminate this Agreement by written notice and pursue outstanding amounts owed through procedures provided by the Federal Debt Collection Act.

     13.03 In the Event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party's intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify PHS in writing. Furthermore, PHS shall have the right to terminate this Agreement immediately upon Licensee's receipt of written notice.

     13 .04 Licensee shall have a unilateral right to terminate this Agreement and/or any licenses in any country or territory by giving PHS sixty
            (60) days written notice to that effect.

     13.05 PHS shall specifically have the right to terminate or modify, at its option, this Agreement, if PHS determines that the Licensee: 1) is not executing the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to PHS's satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Licensed Products or Licensed
            Processes; 2) has not achieved the Benchmarks as may be modified under Paragraph 9.02; 3.) has not met one or more of the obligations of Appendix C; 4) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the license Agreement; 5) has committed a material breach of a covenant or agreement contained in the license; 6) is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences; 7) cannot reasonably satisfy unmet health and safety needs; or 8) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.02 unless waived. In making this determination, PHS will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.02.
            Prior to invoking this right, PHS shall give written notice to Licensee providing Licensee specific notice of, and a ninety (90) day opportunity to respond to, PHS's concerns as to the previous items 1) to 7). If Licensee fails to


                                      17


            alleviate PHS's concerns as to the previous items 1) to 7) or fails to initiate corrective action to PHS's satisfaction, PHS may terminate this Agreement.

     13.06 When the public health and safety so require, and after written notice to Licensee providing Licensee a sixty (60) day opportunity to respond, PHS shall have the right to require Licensee to grant sublicenses to responsible applicants, on reasonable terms, in any Licensed Fields of Use under the Licensed Patent Rights, unless
            Licensee can reasonably demonstrate that the granting of the sublicensee would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights. PHS will not require the granting of a sublicensee unless the responsible applicant has first negotiated in good faith with Licensee.

     13.07 PHS reserves the right according to 35 U.S.C. Section 209(f)(4) to terminate or modify this Agreement if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by Licensee.

     13.08 Within thirty (30) days of receipt of written notice of PHS's unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 CFR 404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

     13.09 Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.03.
            Unless otherwise specifically provided for under this Agreement, upon termination or expiration of this Agreement, Licensee shall return all Licensed Products or other materials included within the Licensed Patent Rights and Background Patent Rights to PHS or provide PHS with certification of the destruction thereof

14.  GENERAL PROVISIONS

     14.01 Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by the Government or excuse a similar subsequent failure to perform any such term or condition by Licensee.


                                      18


     14.02 This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights and Background Patent Rights, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

     14.03 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

     14.04 If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

     14.05 The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

     14.06 All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Party.
            Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postman or dated receipt from a commercial carrier. Parties should request legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

     14.07 This Agreement shall not be assigned by Licensee except: a) with the prior written consent of PHS, such consent not to be withheld unreasonably; or b) as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement. Licensee shall notify PHS within ten (10) days of any assignment of this Agreement by Licensee, and Licensee shall pay PHS, as an additional royalty, one percent (1%) of the fair market value of any consideration received for any assignment of this Agreement within thirty (30) days of such assignment.

     14.08 Licensee agrees in its use of any PHS-supplied materials to comply with all applicable statutes, regulations, and guidelines, including PHS and DEBS regulations and guidelines. Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying


                                      19


            with 21 CFR Part 50 and 45 CFR Part 46. Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying
            PHS, in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to PHS of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of such research or trials.

     14.09 Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export
            Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant
            Agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. PHS neither represents that a license is or is not required or that, if required, it shall be issued.

     14.10 Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate "Patent Pending" status. All Licensed
            Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve PHS patent rights in such countries.

     14.11 By entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by the Government, PHS, any over Government organizational unit, or any Government employee.
            Additionally, Licensee shall not use the names of N1H, CDC, PHS, or DHHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written consent of PHS.

     14.12 The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13 . Licensee agrees first to appeal any such unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision. Thereafter, Licensee may exercise any administrative or judicial remedies that may be available.

     14.13 Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to


                                      20


            37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

     14.14  Paragraphs 4.03, 8.01, 9.05-9.07, 12.01-12.05, 13.08, 13.09, and
            14.12 of this Agreement shall survive termination of this Agreement.


                             SIGNATURE BEGIN ON NEXT PAGE

                      PHS PATENT LICENSE AGREEMENT -- EXCLUSIVE
                                    SIGNATURE PAGE

For PHS:

____________________________________                 __________________, 1999
Jack Spiegel, Ph.D.                                        Date
Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health

Mailing Address for Notices:

Office of Technology Transfer
National Institutes of Health
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804

For Licensee (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of Licensee made or referred to in this document are truthful and accurate.):


by:

__________________________________________            _________________, 1999
Signature of Authorized Official                            Date

__________________________________________
Printed Name

__________________________________________
Title

Official and Mailing Address for Notices:

NeoPharm, Inc.
100 Corporate North - Suite 214
Bannockburn, Illinois 60015
Phone No.: (847)-295-8678
FAX No.: (847)-295-8854

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. Sections 3801-3812 (civil liability) and 18 U.S.C. Section 1001 (criminal liability including fine(s) and/or imprisonment).

                    APPENDIX A-Patent(s) or Patent Application(D)

Patent Application(s) that are "Licensed Patent Rights" - licensed exclusive basis:

1.) USPA 08/776,271, Entitled, "Mesothelium Antigen and Methods and Kits for Targeting It", Inventors: Dr. Ira H. Pastan (NCI) and Dr. Rai Chang (NCI),
     Filed: January 12, 1998,[= E-002-96/0/1/1/2]; and

2.) USPA 60/067,175, Entitled "Antibodies, Including Fv Molecules, and Immunoconjugates having High Binding Affinity for Mesothelin and Methods for Their Use", Inventors Dr. Ira H. Pastan (NCI) and Dr. Partha Chowdhury
     (NCI), Filed December 1, 1997,
     [= E-021-98/0/1].

Patent(s) or Patent Application(s) that are Background Patent Rights - licensed on a nonexcluslve basis:

A.)  USPN 4,892,827 (= USSN 06/911,227), enabled, "Recombinant PSEUDOMONAS
     Exotoxin: Construction of an Active Immunotoxin with Low Side Effects", inventors: Drs. Ira H. Pastan (NCI), Sankar Adhya (NCI), and David FitzGerald (NC1), - excluding any foreign equivalents corresponding to 4,892,827 (= USSN 06/911,227 ) [= E-385-96/0].

B.) USPN 5,747,654 (= USPA 08/077,252) entitled, "Recombinant Disulfide Stabilized Polypeptide Fragments Having Binding Specificity", inventors:
     Drs. Ira H. Pastan (NCI), Byungkook Lee (NCI), Sun-Hee Jung (NCI), Ulrich Brinkmann (NCI). PHS is an owner of corresponding foreign rights in national phase prosecution in Canada, Australia, Japan, and the European Patent Office [E-163-93/0].

C.) USPA 09/002,753 (=Division of USPA 08/077,252), entitled: "Recombinant Disulfide Stabilized Polypeptide Fragments Having Binding Specificity", inventors: Ira H. Pastan (NCI), Byungkook Lee (NCI), Sun-Hee Jung (NCI), Ulrich Brinkmann (NCI) [=13-63-93/4].

                   APPENDIX B-Licensed Fields of Use and Territory

Licensed Fields of Use:

The Licensed Fields of Use: is limited to the use of the SS(dsFv)-P-38 immunotoxin, and the relevant patent applications defined under Licensed Patent Rights and/or Background Patent Rights, for the IN VIVO therapeutic treatment of ovarian carcinomas and mesotheliomas.

Licensed Territory: World-Wide

                                APPENDIX C - Royalties


     EXECUTION ROYALTY:

 .1   Licnesee agrees to pay PHS a noncreditable, nonrefundable license issue royalty in the amount of Seventy-Five Thousand ($75,000.00) U.S. Dollars.

     MINIMUM ANNUAL ROYALTY:

2. Licensee agrees to pay PHS a nonrefundable minimum annual royalty in the amount of twenty thousand dollars $20,000.00) beginning on January 1, 2001 and for each year thereafter that this Agreement is in effect, except that in the event Licensee fails to meet the benchmarks associated with the "Scale Up Production of the SS9dsFv)-PE38 immunotoxin", and/or the initiation of Phase II or Phase III clinical trials as set forth in Appendix E for which a time period has been assigned, Licensee shall be obligated to pay retroactive to the prior January 1, to PHS a minimum annual royalty in the amount of one hundred and fifty thousand dollars $150,000.00) per year, any time after the execution of this Agreement, until such time as the benchmark(s) is achieved, after which time the nonrefundable minimum annual royalty shall revert to twenty thousand dollars ($20,000.00) per year beginning January 1, 2001 or the next January 1 thereafter or until the subject agreement is terminated.

     EARNED ROYALTIES:

3.   Licensee agrees to pay PHS earned royalties on Net Sales as follows:

     A. Five Percent (5%) of Net Sales by Licnesee and Licensee's sublicensee(s) (or an Affiliate of Licensee) of Licensed Products and/or Licensed Process(es).

     B. Licensee and Licensee's sublicensee(s) shall be entitled to a One Half Percent (0.5%) credit against the earned royalty rate on Net Sales for each percent of royalty Licensee must pay to third party licensors for the manufacture and sale of Licensed Products and/or Licensed Process(es), except for any royalty which Licensee must pay to other unaffiliated licensors for all counterpart foreign Applications and Patents corresponding to United States Patent Number 4,892,827, entitled "Recombinant Pseudomonas Exotoxin:
            Construction Of An Immunotoxin With Low Side Effects", inventors; Dr. Ira H. Pastan, Sankar Adhya and David FitzGerald, as listed in Appendix A. Said reduction in earned royalties, however, shall only be triggered should the collective earned royalty burden on Net Sales be more than Twelve Percent (12%), but, in no case, shall the royalty rate owed to PHS by Licensee and Licensee's sublicensee(s) for Licensed Products and/or Licensed Process(es) be reduced below four percent (4%).

     BENCHMARK ROYALTIES:
4.   Licensee agrees to pay PHS benchmark royalties as follows:

     Upon filing of the first application for regulatory approval to conduct a clinical trial in humans anywhere in the Licensed Territory utilizing and/or directed to Licensed Products and/or Licensed Process(es) - Twenty-Five Thousand ($25,000.00) U.S. Dollars.

     At the completion of the First Phase I Clinical Trials in humans anywhere in the Licensed Territory utilizing and/or directed to Licensed Products and/or Licensed Process(es) - Fifty Thousand ($50,000.00) U.S. Dollars.

     At the completion of the First Phase II Clinical Trials in humans anywhere in the Licensed Territory utilizing and/or directed to Licensed Products and/or Licensed Process(es) anywhere in the Licensed Territory - Seventy-Five Thousand ($75,000.00) U.S. Dollars.

     At the initiation of the first Phase III Clinical Trials in he as anywhere in the Licensed Territory utilizing and/or directed to Licensed Products and/or Licensed Process(es) - One Hundred Thousand ($100,000.00) U.S. Dollars.

     Upon filing of the first application for marketing approval anywhere in the Licensed Territory utilizing and/or directed to Licensed Produces and/or Licensed Process(es) -Two Hundred and Fifty Thousand Dollars ($250,000.00) U.S. Dollars.

     Upon each additional rnarketing approval in a major market (e.g., the United States of America, Canada, Europe, Japan, etc.) utilizing and/or directed to Licensed Product and/or Licensed Process(es) - Five Hundred Thousand ($500,000.00) U.S. Dollars.

SUBLICENSING ROYALTIES:

5.   Licensee agrees to pay PHS sublicensing royalties as follows:

     (a.) Twenty-five percent (25%) of earned royalties paid by a sublicensee on Net Sales or two percent (2%) of the Net Sales of a sublicensee, whichever is greater; and

     (b.) Twenty percent (20%) of all non-creditable and non-refundable consideration received for granting a sublicense, if the technology is sublicensed on or before the one year anniversary of this Agreement; or ten percent (10%) of all noncreditable and non-refundable consideration received in granting a sublicense, if the technology is sublicensed after the one year anniversary of this Agreement. Fees paid expressly for research and development of Licensed Product and Licensed Processes, such as clinical trial support, shall be excluded.

                                APPENDIX C - Royalties

EXECUTION ROYALTY:

1. Licensee agrees to pay PHS a noncreditable, nonrefundable license issue royalty in the amount of Seventy-Five Thousand ($75,000.00) U.S. Dollars.

MINIMUM ANNUAL ROYALTY:

2. Licensee agrees to pay PHS a nonrefundable minimum annual royalty in the amount of twenty thousand dollars ($20,000.00) beginning on January 1, 2001 and for each year thereafter that this Agreement is in effect, except that in the event Licensee fails to meet the benchmarks associated with the "Scale Up Production of the SS(dsFv)-PE38 immunotoxin", and/or the initiation of Phase II or Phase m clinical teals as set forth in Appendix E! for which a time period has been assigned, Licensee shall be obligated to pay, retroactive to the prior January lo alto PHS a minimum annual royalty in the amount of one hundred and fifty thousand dollars ($150,000.00) per year, any time after the execution of this Agreement, until such time as the benchmark(s) is achieved, after which time the nonrefundable minimum annual royalty shall revert to twenty thousand dollars($20,000.00)per year beginning January 1,2001 or the next January 1st thereafter or until the subject Agreement is terminated.

EARNED ROYALTIES:

3.   Licensee agrees to pay PHS earned royalties on Net Sales as follows:

     A. Five Percent (5%) of Net Sales by Licensee and Licensee's sublicensee(s) (or an Affiliate of Licensee) of Licensed Products and/or Licensed Process(es) .

     B. Licensee and Licensee's sublicensee(s) stall be entitled to a One Half Percent (0.5%) credit against the earned royalty rate on Net Sales for each percent of royalty Licensee must pay to third party licensors for the manufacture and sale of Licensed Products, except for any royalty which Licensee must pay to other unaffiliated licensors for all counterpart foreign Applications and Patents corresponding to United States Patent Number 4,892,827, entitled, "Recombinant Pseudomonas Exotoxin: Construction Of An l~nunotoxin With Low Side Effects", inventors; Dr. Ira H. Pastan, Sankar Adhya and David FitzGerald, as listed in Appendix A. Said reduction in earned royalties, however, shall only be triggered should the collective earned royalty burden on Net Sales be more loom Twelve Percent (12%), but, in no case, shall the royalty rate owed to PHS by Licensee and Licensee's sublicensee(s) for Licked Products and/or Licensed Process(es) be reduced below four Percent (4%).

                              APPENDIX D - Modifications

PHS and Licensee agree to the following modifications to the Articles and Paragraphs of this Agreement:

NONE DOES NOT APPLY/ NO MODIFICATIONS OR AMENDMENTS ARE HEREBY MADE TO THIS AGREEMENT.


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


                          APPENDIX E - Benchmark Performance

Licensee agrees to the following Benchmarks for its performance under this Agreement and, within thirty (30) days of achieving a Benchmark, shall notify PHS that the Benchmark has been achieved.

Ethical Therapeutic for the treatment of Ovarian Carcinoma and Mesothelioma

The Projected Project lime Lines are as followers:


 Manufacture and scale up of Therapeutic Drug
 [incorporating the SS(dsFv)-PE-38 immunotoxin]           October 1, 1999

 IN VIVO Efficacy and IN VIVO Toxicity Studies initiated
 by:                                                      March 31, 2000

 Scale-Up Production Regulatory Studies, GLP & GMP,
 Validation of Process completed by:                      July 31, 2000
 Phase I trial initiated by:                              December 1, 2000
 Phase I trial completed by:                              June 30, 2002

 Phase II trial initiated by:                             November 1, 2001
 Patient accrual completed by:                            June 30, 2003

 Phase III trial Initiated by:                            March 31, 2004
 Patient accrual completed by:                            June 30, 2004

 If Safety and Efficacy Indicate:
 Study evaluated for safety and efficacy by:              September 30, 2004
 Product License Application filed by:                    March 31, 2005

                       APPENDIX F- Commercial Development Plan

See NeoPharm, Inc.'s License Application dated August 12, 1998 and signed by James Hussey R.Ph., M.B.A., Chief Executive Officer and President, for L-323-08/0


The NeoPharm, Inc. "Commercial Development Plan" is attached to this Agreement and/or hereby incorporated by reference into this Agreement.

                APPENDIX G - PHS Reimbursable Patent Prosecution Costs

            As set forth in Article 6 and Section 6.09 of this Agreement.

Patent Application(s) that are "Licensed Patent Rights" - licensed on an exclusive basis:

     1.) USPA 08/776,271, Entitled, "Mesothelium Antigen and Methods and Kits for Targeting It", Inventors: Dr. Ira H. Pastan (NCI) and Dr. Kai Chang NCI), Filed January 12,1998; and
                                      ($29,000.00)

     2.) USPA 60/067,175, Entitled "Antibodies, Including Pv Molecules, and Immunoconjugates~, having High Binding Affinity for Mesothelin and Methods for Their Use", Inventors Dr. Ira HI. Pastan (NCI) and Dr. Parka Chowdhury (NCI), Filed: December 1, 1997.
                                       ($8,200.00)

Patent(s) or Patent Application(s) that are "Background Patent Rights" - licensed on a non-exclusive basis:

            USPN 4,892,827 (= USSN 06/911,227), entitled, "Recombinant Pseudomonas Exotoxin: Construction of an Active Imrnunotoxin with Low Side Effects", inventors: Drs. Ira H. Pastan (NCI), Sankar Adhya (NCl), and David FitzGerald (NCI), - exuding any foreign equivalents corresponding to 4,892,827 (= USSN 06/911,227 ).
                                    ($5,000.00)

            USPN 5,747,654 (= USPA 08/077,252) entitled, "Recombinant DisulfideStabilized Polypeptide Fragments Having Binding Specificity", inventors: Drs. Ira H. Pastan (NCI), Byungkook Lee
            (NCI), Sun-Hee Jung (NCI), Ulrich Brinkmann (NC1). PHS is an owner of corresponding foreign rights in national phase prosecution in Canada, Australia, Japan, and the European Patent Office.
                                   ($135,054.00)

            USPA 09/002,753 (-Division of USPA 08/077,252), entitled "Recombinant Disulfide-Stabilized Polypeptide Fragments Having Binding Specificity", inventors: Drs. Ira H. Pastan (NC1), Byungkook Lee (NC1), Sun-Hee Jung (NCI) Ulrich Brinkmann (NCI).
                ($1,203.00)

            Total:                 ($175,457.00)


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